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                                                                Exhibit 4.2


THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER: (A) THE SECURITIES ACT OF 1933, AS AMENDED, IN RELIANCE UPON THE EXEMPTIONS FROM REGISTRATION PROVIDED IN SECTIONS 3 AND 4 OF SUCH ACT AND/OR REGULATION D PROMULGATED THEREUNDER; OR (B) ANY STATES SECURITIES LAWS IN RELIANCE UPON APPLICABLE EXEMPTIONS THEREUNDER. THESE SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY FOR THE ACCOUNT OF THE INVESTOR AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER SUCH ACT AND ALL OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION OR ITS REPRESENTATIVES THAT SUCH SALE OR TRANSFER WOULD NOT VIOLATE APPLICABLE SECURITIES LAWS OR REGULATIONS.

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Warrant No. ______________                             To Purchase 25,000
                                                       Shares of Common Stock
                                                       ($.005 par value)

                        WARRANT TO PURCHASE SHARES
                            OF COMMON STOCK OF
                     AIRTECH INTERNATIONAL GROUP, INC.
                         (A WYOMING CORPORATION)



                       PURCHASE PRICE PER SHARE:  $.25

                       EXPIRATION DATE:  May 31, 2000

THIS CERTIFIES that, for value received,




Is the registered owner and is entitled, subject to the terms and conditions of this Warrant, until the Expiration date, to purchase the number of shares set forth above of the Common Stock, $.005 par value (the "Common Stock"), of Airtech International Group, Inc. (the "Corporation") from the Corporation at the purchase price set forth above.

           Section 1: EXERCISE OF WARRANTS. Subject to the provisions hereof, this Warrant may be exercised in whole or in part until the Expiration Date, by delivery of this Warrant to the Corporation with the exercise for duly executed and payment of the purchase price for each share purchased.

           Section 2: CORPORATION'S COVENANTS AS TO COMMON STOCK. Shares deliverable on the exercise of this Warrant shall, at delivery, be fully paid and non-assessable, free from taxes, liens, and charges with respect to their purchase. The Corporation shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights of outstanding convertible securities, options and warrants.

           Section 3: METHOD OF EXERCISE: FRACTIONAL SHARES. The purchase rights represented by this Warrant are exercisable at the option of the registered owner in whole at any time, or in part, from time to time, within the period above specified, provided, however, that purchase rights are not exercisable with respect to a fraction of a share of Common Stock. In lieu of issuing a fraction of



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           a share remaining after exercise of this Warrant as to all full shares covered hereby, the Corporation shall either (1) pay therefor cash equal to the same fraction of the then current Warrant purchase price per share or, at its option, (2) issue script for the same fraction, in registered or bearer form approved by the board of directiors of the Corporation, which shall entitle the holder to receive a certificate for a full share of Common Stock on surrender of scrip aggregating a full share. Scrip may become void after a reasonable period (but not less than one year after the expiration date of this Warrant) determined by the board of directors and specified in the scrip. In case of the exercise of this Warrant for less than all the shares purchasable, the Corporation shall cancel the Warrant and deliver a new Warrant of like tenor and date for the balance of the shares pureasable.

           Section 4: LIMITED RIGHTS OF OWNER. This Warrant does not entitle the owner to any voting rights or other rights as a shareholder of the Corporation, or to any other rights whatsoever except the rights herein expressed. No dividends are payable or will accrue on this warrant or the shares purchasable hereunder until, and except to the extent that, this Warrant is exercised.

           Section 5: EXCHANGE FOR OTHER DENOMINATIONS. This Warrant is exchangeable, on its surrender by the registered owner to the Corporation, for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of shares purchasable hereunder in denominations designated by the registered owner at the time of surrender.

           Section 6: TRANSFER. Except as otherwise above provided, this Warrant is transferable only on the books of the Corporation by the registered owner in person or by attorney, on surrender of this Warrant, properly endorsed. However, because this Warrant has not been registered under the Securities Act of 1933, as amended, and applicable state securities laws, this Warrant may not be sold or transferred in the absence of an effective registration of it under such Act and all other applicable securities laws or an opinion of counsel acceptable to the Corporation or its representatives that such sale or transfer would not violate applicable securities laws or regulations. Any Common Stock purchased upon exercise of this Warrant shall also be subject to the same restrictions on transfer and will contain the same transfer legend found in the face of this Warrant.

           Section 7: RECOGNITION OF REGISTERED OWNER. Prior to due presentment for registration of transfer of this Warrant, the Corporation may treat the registered owner as the person exclusively entitled to receive notices and otherwise to exercise rights hereunder.

           Section 8: ADJUSTMENT OF SHARES PURCHASABLE. The number of shares purchasable hereunder and the purchase price per share are subject to adjustment from time to time as specified in this warrant.

           Section 9: EFFECT OF STOCK SPLIT, ETC. If the Corporation, by stock dividend, split, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number or class of shares, then:

           1) the number and class of shares so changed shall, for the purposes of this Warrant, replace shares outstanding immediately prior to the change; and

           2) the Warrant purchase price in effect, and the number of shares purchasable under this Warrant, immediately prior to the date upon which the change becomes effective, shall be proportionately adjusted (the price to the nearest cent). Irrespective of any adjustment or change in the Warrant purchase price or the number of shares purchasable under this or any other Warrant of like tenor, the Warrants theretofore and thereafter issued may continue to express the Warrant purchase price per share and the number of shares purchasable as were expressed in the Warrants when initially issued.

           Section 10:  EFFECT OF MERGER.  If the Corporation
           consolidates with or merges into another corporation, the registered owner shall thereafter be entitled on exercise to purchase, with respect



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to each share of Common Stock purchasable hereunder immediately before the consolidation or merger becomes effective, the securities or other consideration to which a holder of one share of Common Stock is entitled in the consolidation or merger to assure that all the provisions of this Warrant shall thereafter be applicable, as nearly as reasonably may be, to any securities or other consideration so deliverable on exercise of the warrant. The Corporation shall not consolidate or merge, unless, prior to consummation, the successor corporation (if other than the Corporation) assumes the obligations of this
Section 10 by written instrument executed and mailed to the registered owner at the address of the owner on the books of the Corporation.

Section 11: NOTICE OF ADJUSTMENT. On the happening of an event requiring an adjustment of this Warrant purchase price or the shares purchasable hereunder, the Corporation shall forthwith give written notice to the registered owner stating the adjusted Warrant purchase price and the adjusted number and kind of securities or other property purchasable hereunder resulting from the event and setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based. The board of directors of the Corporation, acting in good faith, shall determine the calculation.

Section 12: NOTICE AND EFFECT OF DISSOLUTION, ETC. In case a voluntary or involuntary dissolution, liquidation, or winding up or the Corporation (other than in conjunction with a consolidation or merger covered by Section 10 above) is at any time proposed, the Corporation shall provide at least 10 days' written notice to the registered owner prior to the record date as of which holders of Common Stock will be entitled to receive distributions as a result of the proposed transaction. Such notice shall contain: (1) the date on which the transaction is to take place; (2) the record date as of which holders of Common Stock will be entitled to receive distributions as a result of the transaction; (3) a brief description of the transaction; (4) a brief description of the distributions to be made to holders of Common Stock as a result of the transaction; and (5) an estimate of the fair value of the distributions. On the date of the transaction, if it actually occurs, this Warrant and all right hereunder shall terminate.

Section 13: METHOD OF GIVING NOTICE; EXTENT REQUIRED. Notices shall be given by first class mail, postage prepaid, addressed to the registered owner at the address of the owner appearing in the records of the Corporation. No notice to warrant holders is required except as specified in Sections 11 and 12.

Section 14: ACCESS TO INFORMATION. The Company shall provide an opportunity to any registered owner of this Warrant to ask questions of management of the Company and to obtain information to the extent the Company has the same in possession prior to any exercise of the owner's rights to purchase Common Stock under this Warrant. Requests for information and any other questions concerning the business and affairs of the Company should be directed to any officer of the Company at its main business offices.

Witness the seal of the Corporation and the signatures of its authorized officers.

Dated:_______________________          AIRTECH INTERNATIONAL GROUP, INC.




                                       By:
-----------------------------             -------------------------------------
  [ILLEGIBLE]                                     C.E.O.